Exhibit 10.1
March 11, 2007
Mr. Eric Brandt
Dear Eric,
It is my pleasure to present you with this offer of employment to join Broadcom Corporation (“Broadcom” or the “company”). If you join Broadcom, you would initially serve in the position of Senior Vice President, Finance. At a meeting to occur on or about May 2, 2007, Broadcom’s Board of Directors would elect you Senior Vice President, Chief Financial Officer and Principal Financial Officer. You would report to Broadcom’s President and Chief Executive Officer. The specifics of our offer follow below. Certain capitalized terms not defined in this letter agreement (the “Letter Agreement”) have the meanings defined in Appendix II. Appendices I and II are hereby incorporated as though set forth in full herein.
DUTIES & RESPONSIBILITIES
During your employment as Senior Vice President, you will perform the duties assigned by Broadcom’s President and Chief Executive Officer. During your employment as Senior Vice President, Chief Financial Officer and Principal Financial Officer, you will be responsible for the financial operations of the company, including but not limited to (i) ensuring compliance with generally accepted accounting principles, (ii) maintaining and strengthening internal control and scale infrastructure, (iii) leading budget and planning processes to meet short/long term objectives of Broadcom, and (iv) regular communication with the Board, Audit Committee, other Broadcom executives and our outside auditors. You shall have such other duties and responsibilities as the President and Chief Executive Officer shall designate. As an employee, you will also serve without additional compensation in any position as an officer and/or a member of the board of directors of any Broadcom subsidiary to which you may be appointed or elected, as the case may be. You will devote substantially all of your business time (excluding periods of vacation and absences made necessary because of illness or other traditionally approved leave purposes), energy and skill in the performance of your duties for Broadcom.
You agree to abide at all times by Broadcom’s policies and procedures as the same may be revised and updated from time to time, including, without limitation, the Code of Ethics and Corporate Conduct (the “Code of Conduct”), Conflicts of Interest Policy, and Policy on Insider Trading and Unauthorized Disclosures.

Notwithstanding your commitment to devote substantially all of your business time, energy and skill in the performance of your duties for Broadcom, you may (i) participate in charitable, civic, educational, professional, community or industry affairs of your choosing; (ii) serve on the board of directors or advisory board of up to two other companies, (x) which initially shall consist of Dentsply International, Inc. and Vertex Pharmaceuticals, Inc., and (y) otherwise (if you no longer serve as a board member of Dentsply International, Inc. and Vertex Pharmaceuticals, Inc.) of which one may be a publicly-held company during the first twelve months of your employment and of which two may be publicly-held companies after the first twelve months of your employment, subject in each instance to the prior approval of the Board of Directors or the designated committee of the Board of Directors (which may be withheld for any reason or no reason in its sole discretion); and (iii) manage your and your family’s personal investments; provided that (i) the time that you commit to such activities is reasonable, individually and in the aggregate; (ii) in all such activities and at all times you comply with Broadcom’s Code of Conduct and Conflicts of Interest Policy and any other applicable Broadcom policies or procedures, as the same may be revised and updated from time to time; and (iii) unless otherwise specifically approved by the Board of Directors, your involvement in such activities shall be in a personal capacity only and not as a representative or delegate of Broadcom.
BASE SALARY AND ANNUAL BONUS
Your base salary will be $13,461.54 paid bi-weekly (equivalent to a $350,000 annualized rate).
You will be eligible to participate in the company’s annual cash bonus program, and your initial target bonus under such program shall be 40% of your annual base salary. (If the commencement of your services as an employee of Broadcom on a full-time basis (the “Start Date”) occurs on or before April 2, 2007, your target and actual annual cash bonus for 2007 will not be prorated. If your Start Date occurs after April 2, 2007, your target and actual annual cash bonus for 2007 will be prorated to take into account the portion of the calendar year that you were actually employed by the company.) The amount of any bonus actually paid to you under the program is subject to the complete discretion of the Compensation Committee of the Board of Directors (the “Committee”). Your target bonus for future years shall be as determined by the Committee, taking into account the target bonus levels for other senior executives of the company. The Committee shall have the discretion to change, revise, amend or cancel any bonus program that may be established from time to time.
SIGN-ON BONUS
The company has also agreed to pay you a sign-on bonus in the amount of $150,000. This sign-on bonus will be paid within your first 30 days of employment with the company. Payment will be processed through our payroll department, with all appropriate taxes withheld. This bonus is subject to the repayment obligation described below. If the Board of Directors fails to elect you to the position of Senior Vice President, Chief Financial Officer and Principal Financial Officer on or before June 1, 2007, you may resign your employment with the company and, if at the time of such resignation “Cause” (as defined in Section 4 of Appendix II) to terminate your employment does not exist, may retain the signing bonus notwithstanding any other term of this Letter Agreement.

STOCK OPTIONS AND RESTRICTED STOCK UNITS
You will receive a stock option grant to purchase one hundred seventy-five thousand (175,000) shares of Broadcom Class A common stock with an exercise price per share equal to the closing price of our Class A common stock on the Nasdaq Global Select Market as of the grant date. If your Start Date occurs prior to May 5, 2007, the option grant will occur on May 4 or 5, 2007, provided that the window for executive stock trades as determined under the company’s policies and procedures is open on that date; otherwise the option will be granted as soon as feasible following the opening of the next window for executive stock trades as determined under the company’s policies and procedures. The option will vest with respect to 25% of the underlying shares upon the first anniversary of the Start Date. The remaining 75% of shares subject to the option will vest in equal monthly installments, on each monthly anniversary of the Start Date that occurs during the period of thirty-six months following the first anniversary of the Start Date. Vesting of the options will not be subject to performance criteria other than continued service as an employee. The stock option will have a ten year term.
The Committee will also award you a grant of eighty-seven thousand five hundred (87,500) restricted stock units to acquire, with no cash payment on your part (other than applicable income and employment taxes), an equal number of shares of Broadcom Class A common stock. If your Start Date occurs prior to May 5, 2007, the restricted stock unit award will occur on May 4 or 5, 2007, provided that the window for executive stock trades as determined under the company’s policies and procedures is open on that date; otherwise the restricted stock units will be awarded as soon as feasible following the opening of the next window for executive stock trades as determined under the company’s policies and procedures. The restricted stock units will vest in 16 equal quarterly installments, on each quarterly date that is generally utilized by Broadcom for the vesting of restricted stock units issued to other Broadcom employees, over the period of forty-eight months following the date of such award. Vesting of the restricted stock units will not be subject to performance criteria other than continued service as an employee.
The foregoing grants will be made by the Committee pursuant to Broadcom’s 1998 Stock Incentive Plan, as amended and restated. We have provided you with a copy of the 1998 Stock Incentive Plan together with its current prospectus, our current forms of notice of grant of stock option and stock option agreement. The terms and conditions set forth therein are subject to change from time to time at the discretion of the Committee. Such grants and any shares acquired pursuant to such grants shall also be subject to the share holding restrictions provided in the settlement of Broadcom’s shareholder derivative securities litigation (David v. Wolfen, et al).
10B5-1 PLAN, ETC.
To the extent permitted from time to time by applicable law, and subject to the restrictions provided in the settlement of Broadcom’s shareholder derivative securities litigation (David v. Wolfen, et al), you will be able to exercise any stock options granted to you through a same day sale program established with a nationally recognized securities brokerage firm of your choice that is reasonably acceptable to Broadcom. For your restricted stock units and any other restricted stock or equity awards that create taxable income to you at the time of vesting, if you are precluded by law at the time of vesting from selling Broadcom equity in an amount sufficient to result in proceeds at least equal to the tax obligation created by such vesting, then you shall, to the extent permitted from time to time by applicable law, be permitted to satisfy the applicable tax withholding obligations arising from the vesting of such awards through share withholding by Broadcom. To the extent permitted from time to time by applicable law, you will also be permitted to implement and maintain, at your discretion, an exercise and selling trading plan covering your Broadcom equity in accordance with Rule 10b5-1 of the Exchange Act (a “10b5-1 Plan”). To extent permitted from time to time by applicable law, you will be permitted to have an operational 10b5-1 Plan commencing at the time you select (provided that Broadcom must approve any commencement date that is within the first 90 days after the Start Date) and continuing during the entire time that you render services to Broadcom and you may, in your discretion, keep a 10b5-1 Plan active through the date that is 24 months after cessation of all your services to Broadcom. Any such plan will be in a form reasonably acceptable to Broadcom and will be established with a nationally recognized securities brokerage firm of your choice that is reasonably acceptable to Broadcom.
BENEFITS
As a Broadcom employee you will be eligible to participate in our employee benefits plan, which includes comprehensive medical, dental, vision, life and both short- and long-term disability insurance. In addition, you may participate in Broadcom’s employee stock purchase plan, which allows employees to purchase a limited amount of Broadcom Class A common stock at a discounted price, a 401(k) savings program, paid holidays as designated by the company (approximately ten days annually), and paid vacation of ten work days per year plus an additional work day for each completed year of service, up to a maximum of 20 work days.
The above benefits shall accrue in accordance with our stated policies and may change from time-to-time at Broadcom’s discretion. We have provided you with a copy of our current benefits information for your convenience. Effective on your Start Date, or such other date as may be specified with regard to any particular benefit, you will be eligible for our current, comprehensive benefits package. Although the summary plan descriptions and other information from the Human Resources Department are designed to assist employees, the underlying plan documents themselves, which are available through the Human Resources Department, are the controlling documents with regard to these benefits. Should any questions relating to our benefits package arise, please feel free to discuss them with our benefits representative when you join Broadcom. At that time you will be asked to make a decision as to which of the medical plans best suit your needs.
INDEMNIFICATION AND LIABILITY INSURANCE
You will be covered under Broadcom’s insurance policies for directors and officers liability and will be provided indemnification (covering your services as an officer, director and/or employee) to the maximum extent permitted by Broadcom’s Bylaws and Articles of Incorporation, with such insurance coverage and indemnification to be on terms no less favorable than those provided as Broadcom’s standard practice for senior executive officers and directors.

REPAYMENT OBLIGATION
By signing this letter to indicate your acceptance of employment, you agree that if you voluntarily terminate your employment with Broadcom within twenty four (24) months of your hire date, you will repay the sign-on bonus. For this purpose, voluntary termination excludes termination for Good Reason as set forth in Appendix II. You also agree that Broadcom is authorized to satisfy any repayment obligation by deduction from your earnings, accrued vacation, cash bonuses or any other cash compensation payable to you, to the extent allowed by law, and/or to collect such repayment directly from you.
TERMINATION
Employment with Broadcom is at-will. Broadcom may terminate your employment with or without “Cause” or in the event of your “Disability.” You may terminate your employment with or without “Good Reason,” and your employment automatically terminates upon your death. Any termination of your employment by Broadcom or you shall only be effective if communicated by a “Notice of Termination.”
If, during the “Term” of the retention program described in Appendix II (the “Retention Program”), there is a “Change of Control” or the assumption of duties on a full-time basis by a new Chief Executive Officer of Broadcom (either, an “Event”), and within 9 months after the date of such an Event, Broadcom terminates your employment other than for Cause or Disability, or you terminate your employment for Good Reason, Broadcom agrees to make the payments and provide the benefits to you described in Appendix II (the “Retention Program”). Furthermore, Broadcom will pay certain “Accrued Obligations” and provide certain “Other Benefits” upon any termination of employment.
GENERAL TERMS
Please carefully review and consider the entire contents of this Letter Agreement, including the attached Appendix I, which outlines some of the most important terms and conditions of employment with Broadcom, and the attached Appendix II, which contains the terms of the Retention Program. This Letter Agreement, including the attached Appendices and any agreements relating to confidentiality and proprietary rights between you and Broadcom, sets forth the terms of your employment and constitutes the entire agreement between the parties, and supersedes all previous communications, representations, understandings, and agreements, whether oral or written, between the parties or any official or representative thereof, relating to the subject matter hereof. This Letter Agreement may not be modified or amended except by a written amendment signed by the parties hereto.
You acknowledge that the company will file a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) describing the material terms of this Letter Agreement within four business days after its execution and will also file the entire text of the agreement with its next Quarterly Report on SEC Form 10-Q. Both of these reports will be publicly available.

To indicate your acceptance of Broadcom’s offer of employment, please sign and date one copy of this Letter Agreement in the space provided below acknowledging your acceptance and anticipated employment date, initial the last pages of Appendix I and Appendix II where indicated, and return all three to me. Please feel free to contact me if you need additional information or to discuss this offer further.
This offer of employment and Letter Agreement are subject to and conditioned upon your commencing services on a full-time basis no later than April 15, 2007.
Eric, the entire Board of Directors, senior executive team and I believe that you will make significant contributions to Broadcom. We look forward to your joining our company and contributing to our shared vision and future success.
Sincerely,
BROADCOM CORPORATION

By:	/s/ Scott A. McGregor Scott A. McGregor President and Chief Executive Officer
ACCEPTANCE:
I accept Broadcom Corporation’s offer of employment on the terms and conditions set forth in this Letter Agreement, including the Appendices hereto.

Signed:	/s/ Eric Brandt Eric Brandt
Date: March 11, 2007

APPENDIX I – ADDITIONAL TERMS AND CONDITIONS
This Appendix I sets forth terms and conditions of the offer of employment made by Broadcom Corporation (“Broadcom”) to Eric Brandt. This Appendix I is to be construed in conjunction with, and is made a part of, the Letter Agreement offering employment with Broadcom. Capitalized terms not defined in this Appendix I shall have the meanings defined elsewhere in the Letter Agreement.
1. Immigration, Examinations and Absence of Conflicts. The IMMIGRATION REFORM AND CONTROL ACT of 1986 requires employers to verify that every new employee is eligible for employment in the US. This offer of employment is conditional upon the verification of valid US employment eligibility within three (3) days of your hire date. An information sheet that outlines various documents you may use to confirm work eligibility has been provided to you. This offer is also conditional upon the completion of a comprehensive pre-employment medical examination and background investigation of you with results satisfactory to Broadcom in its sole discretion. By accepting Broadcom’s offer, you consent to such examination and investigation by professionals employed for that purpose by Broadcom and to permit the material results thereof to be released to and discussed with the Board of Directors, and you agree to complete any information statements and execute any consents required to facilitate the same.
By accepting Broadcom’s offer, you represent that you have satisfied any obligation you may have to provide notice to any previous employer and that your employment will not constitute a breach of or contravene the terms of any other employment agreement or other agreement to which you are a party or otherwise bound (including but not limited to any agreement that prohibits or restricts your employment as a result of Broadcom’s competition with any entity) thereby preventing you from performing your duties pursuant to the Letter Agreement, and this offer and your employment are conditional upon the absence of any such breach or contravention that would prevent you from performing your duties pursuant to the Letter Agreement. A breach of these representations shall, if so elected by Broadcom within one year of the Start Date, render the Letter Agreement null and void as if it had never existed, and shall, if so elected by Broadcom within one year of the Start Date, constitute grounds for your immediate termination. Such election by Broadcom shall be communicated to you by written notice. In the event Broadcom elects to render the Letter Agreement null and void and to terminate your employment as set forth in the prior sentence, and notwithstanding anything to the contrary provided elsewhere in the Letter Agreement, you shall be entitled to retain the compensation and benefits that had been actually paid or delivered to you prior to the date that Broadcom provides written notice of such election to you, to the extent the same are fully earned and vested as of that date, but you shall not be entitled to exercise stock options (whether or not vested) on or after such date, and you shall not be entitled to receive or retain any other or further compensation or benefits (whether or not vested) of any sort whatsoever. Upon such election, and except as and then only to the extent provided in the immediately preceding sentence, Broadcom shall have no further obligation whatsoever with respect to your employment or the Letter Agreement and shall not be liable for damages of any kind or type resulting from its good faith election to terminate your employment and to treat the Letter Agreement as null and void pursuant to this Section 1.
2. Policies and Procedures; Confidentiality and Invention Assignment Agreement. You will be expected to abide by all Broadcom policies and procedures, including the Code of Conduct,

Conflicts of Interest Policy, and Policy on Insider Trading and Unauthorized Disclosures, and including signing and complying with the Broadcom Confidentiality and Invention Assignment Agreement (the “CIAA”). The CIAA (a copy of which has been provided to you) prohibits, both during and after your employment with Broadcom, unauthorized use or disclosure to anyone outside of Broadcom of the proprietary or trade secret information of Broadcom, its customers and its clients, as well as the disclosure to Broadcom of the proprietary or trade secret information of others. In addition, that agreement provides for the assignment of employee inventions to Broadcom and prohibits employees for a period of one year after their employment from inducing employees or consultants to sever their relationship with Broadcom. Of course, this description is only a summary, and your actual obligations will be governed by the CIAA itself.
3. Key Man Life Insurance. You agree that at any time during your employment, at the request of the Board of Directors or a committee thereof and without additional compensation, you will provide information, complete and sign applications, and submit to reasonable physical examinations for the purpose of qualifying for so-called “key man” life insurance to be paid for by and owned by Broadcom for its own benefit. Broadcom shall have no obligation to apply for or to obtain such insurance or to maintain in effect any such insurance that may issue for any specific period after its issuance. You understand and agree that neither you nor any of your beneficiaries shall have any pecuniary, ownership or beneficial interest in such insurance whatsoever, or to require that Broadcom maintain any such insurance in effect, except that if any such insurance is in effect at the date of termination of your employment for any reason other than your death or Disability, you shall have the right to have assigned to you any such policies of insurance that are so assignable, as provided pursuant to Subsection 1(e) of Appendix II or as otherwise provided by the policies or practices of Broadcom then in effect, upon payment by you to Broadcom of an amount equal to the cash surrender value, if any, of such policies plus any unearned or prepaid premiums thereon.
4. Governing Law. The laws of California shall govern the validity and interpretation of the Letter Agreement and the Retention Program, without regard to the conflicts of law principles applicable in California or any other jurisdiction.
5. Captions. The captions of the Letter Agreement (including the captions of its Appendices) are not part of the provisions of this agreement or the Retention Program and shall have no force or effect.
6. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by overnight courier prepaid, or by registered or certified mail, return receipt requested, postage prepaid, addressed (if to you) at the address you last provided in writing to Broadcom’s Human Resources Department, and if to Broadcom, as follows:

Broadcom Corporation
Until March 30, 2007:	16215 Alton Parkway
Irvine, California 92618-3616

Thereafter:	5300 California Avenue
Irvine, California 92617-3038

Attention: President and Chief Executive Officer, and General Counsel
or to such other address as either party may specify to the other from time to time by notice in writing in compliance with this paragraph.
Notices and communications shall be effective when actually received by the addressee. Neither your failure to give any notice required hereunder, nor defects or errors in any notice given by you, shall relieve Broadcom of any corresponding obligation under the Retention Program unless, and only to the extent that, Broadcom is actually and materially prejudiced thereby.
7. Severability. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision.
8. Withholding Taxes. Broadcom may withhold from any amounts payable to you such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
9. No Waiver. Your failure or Broadcom’s failure to insist upon strict compliance with any provision hereof or the failure to assert any right you or Broadcom may have hereunder, including, without limitation, your right to terminate employment for Good Reason, shall not be deemed to be a waiver of the application of such provision or right with respect to any subsequent event or the waiver of any other provision or right, including any provision or right under the Retention Program.
10. Execution and Counterparts. The Letter Agreement may be executed in counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. The Letter Agreement shall become binding when one or more counterparts hereof, individually or taken together, bearing the signatures of both you and Broadcom’s representative are exchanged (including an exchange of counterparts via confirmed facsimile transmission; provided, however, that if the initial exchange of counterparts is via confirmed facsimile transmission, we shall also exchange signed originals as soon thereafter as feasible). Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
11. Mandatory Arbitration. ANY AND ALL DISPUTES OR CONTROVERSIES BETWEEN YOU AND BROADCOM ARISING OUT OF, RELATING TO OR OTHERWISE CONNECTED WITH YOUR EMPLOYMENT, THE LETTER AGREEMENT, THE BENEFITS PROVIDED UNDER THE RETENTION PROGRAM AS SET FORTH IN APPENDIX II OR THE VALIDITY, CONSTRUCTION, PERFORMANCE OR TERMINATION OF THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY BINDING ARBITRATION TO BE HELD IN ORANGE COUNTY, CALIFORNIA. THE ARBITRATION PROCEEDINGS SHALL BE GOVERNED BY (i) THE NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION AND (ii) THE FEDERAL ARBITRATION ACT. TO THE EXTENT YOU ASSERT A CLAIM IN THE ARBITRATION THAT WOULD OTHERWISE BE REQUIRED TO BE FILED WITH A GOVERNMENTAL AGENCY,

BROADCOM SHALL NOT ASSERT AS A DEFENSE THE FAILURE TO EXHAUST ADMINISTRATIVE REMEDIES WITH RESPECT TO SUCH CLAIM.
THE ARBITRATOR SHALL HAVE THE SAME, BUT NO GREATER, REMEDIAL AUTHORITY AS WOULD A COURT HEARING THE SAME DISPUTE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION AND SHALL BE IN LIEU OF THE RIGHTS THOSE PARTIES MAY OTHERWISE HAVE TO A JURY TRIAL; PROVIDED, HOWEVER, THAT SUCH DECISION SHALL BE SUBJECT TO CORRECTION, CONFIRMATION OR VACATION IN ACCORDANCE WITH THE PROVISIONS AND STANDARDS OF APPLICABLE LAW GOVERNING THE JUDICIAL REVIEW OF ARBITRATION AWARDS.
THE PREVAILING PARTY IN SUCH ARBITRATION, AS DETERMINED BY THE ARBITRATOR, AND IN ANY ENFORCEMENT OR OTHER COURT PROCEEDINGS, SHALL BE ENTITLED, TO THE EXTENT PERMITTED BY LAW, TO REIMBURSEMENT FROM THE OTHER PARTY FOR ALL OF THE PREVAILING PARTY’S COSTS (EXCLUDING THE ARBITRATOR’S COMPENSATION AND OTHER ARBITRATION FEES AND COSTS, WHICH SHALL BE PAID BY BROADCOM IN ACCORDANCE WITH APPLICABLE LAW), EXPENSES AND ATTORNEY’S FEES. JUDGMENT SHALL BE ENTERED ON THE ARBITRATOR’S DECISION IN ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER OF SUCH DISPUTE OR CONTROVERSY. NOTWITHSTANDING THE FOREGOING, EITHER PARTY MAY IN AN APPROPRIATE MATTER APPLY TO A COURT PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8, OR ANY COMPARABLE STATUTORY PROVISION OR COMMON LAW PRINCIPLE, FOR PROVISIONAL RELIEF, INCLUDING A TEMPORARY RESTRAINING ORDER OR A PRELIMINARY INJUNCTION. TO THE EXTENT PERMITTED BY LAW, THE PROCEEDINGS AND RESULTS, INCLUDING THE ARBITRATOR’S DECISION, SHALL BE KEPT CONFIDENTIAL.
Initials: /s/ EB       /s/ SM

APPENDIX II – RETENTION PROGRAM
This Appendix II sets forth terms and conditions of a Retention Program which is part of the offer of employment made by Broadcom to Eric Brandt. This Appendix II is to be construed in conjunction with, and is made a part of, the Letter Agreement offering employment with Broadcom. Capitalized terms not defined in this Appendix II shall have the meanings defined elsewhere in the Letter Agreement. The initial term of the Retention Program (the “Term”) shall commence on the Start Date and continue until May 1, 2009. On each May 1 commencing with May 1, 2009, the Term shall, without any action by Broadcom or the Compensation Committee of its Board of Directors, automatically be extended for one (1) additional year unless, before the date of any anniversary, the Compensation Committee of Broadcom’s Board of Directors, by a majority vote, expressly determines that the automatic extension for such year shall not apply.
1. Severance Benefits upon Certain Terminations. If, during the Term, an Event occurs, and within nine (9) months after the date of such Event, your employment by Broadcom is terminated by you in a Notice of Termination specifying Good Reason, or by Broadcom in a Notice of Termination specifying no reason or a reason other than (i) Cause or (ii) your Disability, and your employment has not terminated automatically as a result of your death, Broadcom agrees, subject to the conditions and requirements set forth in this Appendix II, to make the payments and provide the benefits described below (the “Retention Program”):
     (a) Salary Continuation. Broadcom shall continue to pay your base salary for a period of one (1) year following the “Date of Termination” (using your then current rate of base salary or, if you terminated your employment for Good Reason pursuant to Subsection 5(b) of this Appendix II due to an excessive reduction in base salary, then your rate of base salary immediately before the reduction).
     (b) Options and other Equity Awards. Notwithstanding any less favorable terms of any stock option agreement or plan, any outstanding options to purchase shares of Broadcom’s common stock or other equity awards granted to you by the Committee (including the restricted stock units granted to you) shall (i) immediately on the Date of Termination, vest as if you had completed an additional twenty-four (24) months of employment after the Date of Termination, and (ii) be exercisable for no less than twenty-four (24) months after the Date of Termination (or, if earlier, the date the option or other equity award would have expired had you remained employed by Broadcom during the entire 24 month period).
     (c) Bonuses Not Yet Earned. Broadcom shall pay you (i) a cash bonus, if any, which was not vested because of a requirement of continued employment had not been satisfied by you as of the Date of Termination, but with respect to which the applicable performance period had been fully completed as of the Date of Termination (for the avoidance of doubt, a bonus shall be payable under this Subsection 1(c)(i) only to the extent that any performance criteria with respect to such bonus had been satisfied during the applicable performance period), plus (ii) a pro-rata share of any cash bonus with respect to any period used for calculating bonuses that had been partially completed by you as of the Date of Termination (calculated as if you had fully satisfied the performance criteria (if any) used to calculate such cash bonuses). Such pro-rata share shall equal the fraction of the period for calculating such cash bonuses which preceded the Date of Termination and shall be reduced dollar-for-dollar by any related bonus payments previously made to you for any portion of your service during the same period; provided, however, that in the event that as of the Date of Termination it is manifestly apparent that all or part of the applicable performance criteria cannot be satisfied for the period for calculating such cash bonuses, the pro-rata share of cash bonus payable hereunder attributable to the part(s) of the performance criteria that cannot be satisfied shall be reduced or eliminated, as the case may be. A bonus described in this Subsection 1(c) shall be payable to you only if, prior to the Date of Termination, the Committee had specifically designated the amount of bonus for which you would be eligible (or had specified your percentage participation in an executive bonus pool) as well as the performance criteria and any other conditions required to be satisfied in order for you to earn the bonus, either in whole or in part.
     (d) Accrued Salary, Vacation Pay, Expenses, Earned Bonuses and Deferred Compensation. Broadcom shall, upon your Date of Termination, pay you a lump sum amount equal to the sum of (i) your full base salary through the Date of Termination at the rate in effect during such period, (ii) your accrued vacation pay, (iii) any unreimbursed business expenses incurred by you, (iv) any cash bonus which had been fully earned and vested (i.e., for which the applicable performance period and any service requirements for vesting had been fully completed) on or before the Date of Termination, but which had not been paid as of the Date of Termination (for the avoidance of doubt, any such bonus shall be payable only to the extent the applicable performance criteria had been satisfied during the applicable performance period), and (v) to the extent permissible under applicable law, any vested compensation previously deferred by you (including without limitation any contributions to the Broadcom 1998 Employee Stock Purchase Plan, as amended and restated, together with any accrued earnings or interest thereon), in each case to the extent not theretofore paid. Any vested deferred compensation that cannot in accordance with applicable law be paid to you on your Date of Termination shall be paid at such time and in such manner as set forth in the applicable plan or agreement governing the payment of that compensation. The amounts referred to in this Subsection 1(d) shall be referred to collectively as “Accrued Obligations.”
     (e) Benefit Continuation. For one (1) year after your Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, or policy, Broadcom shall, subject to your payment of the employee portion of the premiums for coverage at the rate generally applicable to other senior executives of Broadcom whose employment with Broadcom has not terminated, continue to provide welfare benefits (including, without limitation, health, life and disability insurance), fringe benefits, and other perquisites to you and your family at least equal to those which would have been provided to them if your employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of Broadcom and its affiliated companies applicable generally to other senior executives of Broadcom and their families immediately preceding the Date of Termination; provided, however, that if you become re-employed with another employer and are eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits otherwise payable to you hereunder shall be coordinated with the benefits provided under such other plan during such applicable period of eligibility such that there shall be no duplication of benefits, and for purposes of such coordination, the medical and welfare benefits otherwise payable to you hereunder shall be secondary to the benefits provided under such other plan.
     Following the one-year period of continued benefits referred to in this Subsection 1(e), you and your family shall be given the right to elect to continue benefits in all group medical plans for an additional period of two (2) years, subject to your payment of the employee portion of the premium for such coverage at the rate generally applicable to other senior executives of Broadcom whose employment with Broadcom has not terminated. The medical coverage provided pursuant to this Subsection 1(e) shall satisfy Broadcom’s obligation to provide continued coverage under Section 601 of the Employee Retirement Income Security Act (commonly called “COBRA continuation”) and Broadcom’s obligations (if any) under similar state laws. At the end of the period of coverage, you shall have the option to have assigned to you any assignable insurance policy owned by Broadcom and relating specifically to you, upon payment by you to Broadcom of the cash surrender value, if any, of such policies plus any unearned or prepaid premiums thereon. At the end of the period of coverage, you will also retain any conversion or continued participation rights that you may have under any insurance policies applicable to you, which rights you may exercise in your discretion but at your own expense. In the event that your participation in any of the plans, programs, practices or policies of Broadcom referred to in this Subsection 1(e) is barred by the terms of such plans, programs, practices or policies, Broadcom shall provide you with benefits substantially similar to those to which you would be entitled as a participant in such plans, programs, practices or policies. Notwithstanding the foregoing, in no event shall you be allowed to participate in the Broadcom Employee Stock Purchase Plan or the 401(k) savings plan following your Date of Termination or to receive any substitute benefits hereunder in replacement of those particular benefits, but you shall be paid the full value of any vested benefits accrued to your benefit under such plans prior to the Date of Termination.
     (f) Other Benefits. To the extent not theretofore paid or provided, Broadcom shall timely pay or provide to you any other amounts or benefits required to be paid or provided, or which you are eligible to receive, under any plan, program, policy, practice, contract or agreement of Broadcom and its affiliated companies, including but not limited to any benefits payable to you under a plan, policy, practice, etc., referred to in Section 11 of this Appendix II (all such other amounts and benefits being hereinafter referred to as “Other Benefits”), in accordance with the terms of such plan, program, policy, practice, contract or agreement.
     (g) Section 409A. In the event that you are a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), payment pursuant to the Retention Program of amounts that are subject to Section 409A will commence no earlier than the date that is six (6) months and one (1) day after the Date of Termination (the “Permissible Payment Date”). In such event, the amounts that would have been paid to you between the Date of Termination and the Permissible

Payment Date will be paid to you in a lump-sum upon or as soon as administratively practicable after the Permissible Payment Date, and the remaining amounts payable under this Retention Program will paid to you when due in accordance with the Retention Program.
2. Parachute Payments. In the event that any payments or benefits to which you become entitled in accordance with the provisions of the Retention Program would otherwise constitute a parachute payment under Section 280G of the U.S. Internal Revenue Code, then such payments and benefits will be subject to reduction to the extent necessary to assure that you receive only the greater of (i) the amount of those payments or benefits which would not constitute such a parachute payment or (ii) the amount which yields you the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments and benefits provided to you under this letter (or on any other benefits to which you may be entitled in connection with a change in control or ownership of Broadcom or the subsequent termination of your employment with Broadcom) under Section 4999 of the U.S. Internal Revenue Code. To the extent any such reduction is required, the dollar amount of your salary continuation payments under Subsection 1(a) will be reduced first, then the number of options or other equity awards to be modified pursuant to Subsection 1(b) shall be reduced in such order as shall be agreed upon by the Committee and you, and then finally your remaining benefits will be reduced.
3. Other Terminations. Notwithstanding the provisions of Section 1 of this Appendix II, if your employment is terminated by reason of your death or by Broadcom for Cause or for your Disability, you terminate your employment without Good Reason, or your employment is terminated by you or Broadcom for any reason at a time that does not fall within the nine (9) month period following an Event, you shall not be entitled to participate in the Retention Program and your participation in the Retention Program shall terminate without further obligations to you or your legal representatives under the Retention Program; provided, however, that Broadcom shall timely pay the Accrued Obligations and shall timely pay or provide the Other Benefits to you, your legal representative or your designated beneficiaries, as the case may be, and further provided, that in the event your employment is terminated by reason of your death or Disability, notwithstanding any less favorable terms in any stock option or other equity award agreement or plan or this Retention Program or the Letter Agreement, any unvested portion of any stock options or equity awards granted to you by Broadcom (including the restricted stock units) on or after the date of the Letter Agreement shall immediately vest in full on the Date of Termination and remain exercisable by you or your legal representative for 12 months after the Date of Termination.
4. Cause. Broadcom may terminate your employment with or without Cause as defined in this Section 4. For purposes of the Letter Agreement and the Retention Program, “Cause” shall mean the reasonable and good faith determination by a majority of Broadcom’s Board of Directors that any of the following events or contingencies exists or has occurred:
     (a) You materially breached a fiduciary duty to Broadcom, materially breached a material term of the Confidentiality and Invention Assignment Agreement between you and Broadcom, or materially breached a material term or policy set forth or described in Broadcom’s Code of Conduct;

     (b) You are convicted of a felony that involves fraud, dishonesty, theft, embezzlement, and/or an act of violence or moral turpitude, or plead guilty or no contest (or a similar plea) to any such felony; or
     (c) You committed an act or an omission that constitutes fraud, material negligence, or material misconduct in connection with your employment by Broadcom, including but not limited to a material violation of applicable material state or federal securities laws. No termination that is based exclusively upon your commission or alleged commission of act(s) or omission(s) that are asserted to constitute material negligence (“Alleged Negligence”) shall constitute Cause hereunder unless you have been afforded notice of the alleged acts or omissions and have failed to cure such acts or omissions within 30 days after receipt of such notice. If, following the receipt of a Notice of Termination stating that your termination is for Cause based exclusively on Alleged Negligence, you believe that Cause does not exist, you may, by written notice delivered to the Board of Directors within three business (3) days after receipt of such Notice of Termination, request that your Date of Termination be delayed to permit you to appeal the Board of Directors’ determination that Cause for such termination existed. If you so request, you will be placed on administrative leave for a period determined by the Board of Directors (not to exceed 30 days), during which you will be afforded an opportunity to request that the Board of Directors reconsider its decision concerning your termination. If the Board of Directors or an appropriate committee thereof has not previously provided you with an opportunity to be heard in person concerning the reasons for termination stated in the Notice of Termination, the Board of Directors will endeavor in good faith to provide you with such an opportunity during such period of administrative leave. It is understood and agreed that any change in your employment status that occurs in connection with or as a result of such an administrative leave shall not constitute Good Reason. The Board of Directors may, as a result of such a request for reconsideration, reinstate your employment, revise the original Notice of Termination, or affirm the original Notice of Termination. If the Board of Directors affirms the original Notice of Termination or the period of administrative leave ends before the Board of Directors takes action, the Date of Termination shall be the date specified in the original Notice of Termination. If the Board of Directors reinstates your employment or revises the original Notice of Termination, then the original Notice of Termination shall be void and neither its delivery nor its contents shall be deemed to constitute Good Reason.
5. Good Reason. After the occurrence of an Event, you may terminate your employment with or without Good Reason as defined in this Section 5. For purposes of the Letter Agreement and the Retention Program, “Good Reason” shall mean:
     (a) Except as you may agree in writing, a change in your position (including status, offices, titles and reporting requirements) with Broadcom that materially reduces your authority, duties or responsibilities as in effect on the day you become Chief Financial Officer, or any other action by Broadcom which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action which is remedied by Broadcom reasonably promptly after Broadcom receives your notice thereof;

     (b) Any reduction in your base salary, as the same may be increased from time-to-time, in each case; provided, however, that a reduction or series of reductions in your base salary (not exceeding 15% in the aggregate) that is part of a broad-based reduction in base salaries for management employees and pursuant to which your base salary is not reduced by a greater percentage than the reductions applicable to other management employees shall not constitute Good Reason;
     (c) The taking of any action by Broadcom (including the elimination of benefit plans without providing substitutes therefor or the reduction of your benefits thereunder) that would materially diminish the aggregate value of your bonuses and other cash incentive awards and other fringe benefits, including executive benefits and perquisites, from the levels in effect on the Start Date, by more than fifteen percent (15%) in the aggregate; provided, however, that (i) a reduction in your bonuses, cash awards or benefits that is part of a broad-based reduction in corresponding bonuses, awards or benefits for management employees and pursuant to which your bonuses, awards or benefits are not reduced by a greater percentage than the reductions applicable to other management employees, and (ii) a reduction in your bonuses and other cash incentive awards occurring as a result of your failure or Broadcom’s failure to satisfy performance criteria applicable to such bonuses or awards, shall not constitute Good Reason;
     (d) Broadcom’s requiring you to be based at any office or location which increases the distance from your home to the office or location by more than fifty (50) miles from the distance in effect as of the date that such requirement is imposed;
     (e) Any purported termination by Broadcom of your employment otherwise than pursuant to a Notice of Termination; or
     (f) Any failure by Broadcom (or any successor) to comply with and satisfy Section 12 of this Appendix after receipt of written notice from you of such failure and a reasonable cure period of not less than thirty (30) days.
Notwithstanding the above, an isolated or inadvertent action or inaction by Broadcom that causes Broadcom to fail to comply with Subsections 5(b) or 5(c) and which is cured within ten days of your notifying Broadcom of such action or inaction shall not constitute Good Reason. Furthermore, no act, occurrence or condition set forth in this Section 5 shall constitute Good Reason if you consent in writing to such act, occurrence or condition, whether such consent is delivered before or after the act, occurrence or condition comes to pass.
6. Death. Your employment shall terminate automatically upon your death.
7. Disability. If your Disability occurs while you are employed by Broadcom and no reasonable accommodation is available to permit you to continue to perform the essential duties and responsibilities of your position, Broadcom may give you written notice of its intention to terminate your employment. In such event, your employment with Broadcom shall terminate effective on the 30th day after you receive such notice (the “Disability Effective Date”), provided that, within the 30 days after such receipt, you shall not have returned to performing your duties. For purposes of the Letter Agreement and the Retention Program, “Disability” shall mean your absence from your duties with Broadcom on a full-time basis for 120 consecutive business days as a result of incapacity due to mental or physical illness which is both (i) determined to be total and permanent by two (2) physicians selected by Broadcom or its insurers and acceptable to you or your legal representative, and (ii) entitles you to the payment of long-term disability benefits from Broadcom’s long-term disability plan commencing immediately upon the Disability Effective Date.
8. Notice of Termination. For purposes of the Retention Program, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date, except in the case of a termination by you without Good Reason, shall be not more than thirty days after the giving of such notice). The basis for termination set forth in any Notice of Termination shall constitute the exclusive set of facts and circumstances upon which the party may rely to attempt to demonstrate that Cause or Good Reason (as the case may be) for such termination existed.
9. Date of Termination. “Date of Termination” means (i) except as set forth in the definition of Cause, if your employment is terminated by Broadcom or by you for any reason other than death or Disability, the date of receipt of the Notice of Termination or a later date (within the limit set forth in the definition of Notice of Termination) specified therein, as the case may be, and (ii) if your employment is terminated by reason of death or Disability, the Date of Termination shall be the date of your death or the Disability Effective Date, as the case may be.
10. Change of Control. For purposes of the Retention Program, a “Change of Control” shall mean a change in ownership or control of Broadcom effected through any of the following transactions or a series of such transactions: (a) a shareholder-approved merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; (b) a shareholder-approved sale, transfer or other disposition of all or substantially all of Broadcom’s assets in complete liquidation or dissolution of Broadcom; (c) the acquisition, directly or indirectly, by any person or related group of persons (other than Broadcom or a person that directly or indirectly controls, is controlled by, or is under common control with, Broadcom), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (“the 1934 Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities pursuant to a tender or exchange offer made directly to Broadcom’s shareholders; or (d) a change in the composition of the Broadcom Board of Directors (the “Board”) over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of those Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

11. Non-exclusivity of Rights. Nothing in the Retention Program shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by Broadcom or any of its affiliated companies and for which you may qualify, nor shall anything herein limit or otherwise affect such rights as you may have under any contract or agreement with Broadcom or any of its affiliated companies. Amounts which are vested benefits or which you are otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Broadcom or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by the Retention Program.
12. Full Settlement.
     (a) Except as specifically set forth in this Appendix or the accompanying Letter Agreement, Broadcom’s obligation to make the payments provided for in the Retention Program and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Broadcom may have against you or others, except only for any advances made to you or for taxes that Broadcom is required to withhold by law. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of the Retention Program and, except regarding certain medical and welfare benefits as provided in Subsection 1(e), such amounts shall not be reduced whether or not you obtain other employment.
     (b) Except to the extent precluded by applicable law, to be eligible to receive the payments and benefits under the Retention Program (other than the Accrued Obligations and Other Benefits, the payment or provision of which shall not be conditioned upon your execution of the separation agreement described in this Subsection 12(b)), you must, following your termination of employment, execute a separation agreement that includes (i) a general release (in a form acceptable to Broadcom) in favor of Broadcom and its subsidiaries, officers, directors, employees and agents which shall cover all claims you may have relating to your employment with Broadcom and the termination of that employment, other than claims relating to any benefits to which you become entitled under the Retention Program, (ii) a reasonable provision prohibiting you from disparaging Broadcom, its Board of Directors or any of its officers, directors or employees, and (iii) a provision that precludes you from soliciting or inducing Broadcom employees to work for yourself, for an entity of which you are an employee or investor, or for any third party for a period of two years from the later of the Date of Termination or the date of execution of the separation agreement. To be eligible to receive the payments and benefits under the Retention Program, you must also be and remain in material compliance with your obligations to Broadcom pursuant to the Confidentiality and Invention Assignment Agreement during and subsequent to your employment.
13. Successors.
     (a) Any benefits payable under the Retention Program are personal to you and without the prior written consent of Broadcom shall not be assignable by you otherwise than by will or the laws of descent and distribution. The benefits under the Retention Program shall inure to the benefit of and be enforceable by your legal representatives.
     (b) Any rights and obligations under the Retention Program shall inure to the benefit of and be binding upon Broadcom and its successors and assigns.
     (c) Broadcom will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Broadcom to expressly assume and agree in writing to perform its obligations under this agreement and the Retention Program in the same manner and to the same extent that Broadcom would be required to perform it if no such succession had taken place. As used in the Retention Program, “Broadcom” shall include any successor to all or substantially all of its business and/or assets, as aforesaid, which assumes and agrees to perform the obligations created by the Retention Program by operation of law, or otherwise.
Initials: /s/ EB       /s/ SM